Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Andrea Sejba	For Immediate Release
(440) 449-9611	Tuesday, May 5, 2026

HYSTER-YALE
ANNOUNCES FIRST QUARTER 2026 RESULTS

Q1 2026 Consolidated Highlights:
•Q1 bookings continued to strengthen, up 7% sequentially, signaling early stabilization following the Q3 2025 cyclical low
•Consolidated revenues of $795 million declined 13% year-over-year and 14% sequentially, primarily driven by a shift toward lighter‑duty, lower‑priced trucks and depletion of excess backlog
•Operating loss of $28 million included approximately $30 million of gross tariff costs

Cleveland, Ohio, May 5, 2026: Hyster-Yale, Inc. (NYSE: HY) reported the following consolidated results for the three months ended March 31, 2026.

($ in millions except per share amounts)	Three Months Ended
	Q1 2026	Q1 2025	% Change	Q4 2025	% Change
Revenues	$795.2	$910.4	(13)%	$923.2	(14)%
Operating Profit (Loss)	$(28.0)	$21.3	n.m.	$(37.2)	25%
Net Income (Loss)	$(30.5)	$8.6	n.m.	$(52.5)	42%
Diluted Earnings (Loss) per Share	$(1.71)	$0.48	n.m.	$(2.96)	42%

Adjusted Operating Profit (Loss)(1)	$(26.4)	$21.5	n.m.	$(15.7)	(68)%
Adjusted Net Income (Loss)(1)	$(29.3)	$8.7	n.m.	$(36.6)	20%
Adjusted Diluted Earnings (Loss) per Share(1)	$(1.64)	$0.49	n.m.	$(2.06)	20%
(1) Reconciliations of reported to adjusted figures are included below.
n.m. - not meaningful.

Lift Truck Business Results
Revenues by geographic segment were as follows:

($ in millions except per share amounts)	Q1 2026	Q1 2025	% Change	Q4 2025	% Change
Revenues	$739.7	$864.4	(14)%	$871.4	(15)%
Americas(2)	$578.4	$698.9	(17)%	$676.8	(15)%
EMEA(2)	$126.0	$118.2	7%	$153.3	(18)%
JAPIC(2)	$35.3	$47.3	(25)%	$41.3	(15)%
(2) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Q1 2026 Lift Truck revenues totaled $740 million, down 14% year-over-year, primarily due to a shift in the sales mix toward lighter-duty, lower priced models and depletion of excess backlog.

•The Company has introduced new models designed to address growing demand for standard and value configurations in the core counterbalanced truck market, leveraging its modular and scalable platform. This proactive response reflects market preferences that continue to shift toward lighter-duty and lower-priced trucks. While these new offerings will strengthen our competitive positioning, the transition reduced shipments for higher-priced traditional models and contributed to a year-over-year decrease in revenue.
•Additionally, the Company believes macroeconomic challenges, including ongoing economic uncertainty and cautious customer spending, further reduced potential revenues in Q1 2026.
•Favorable pricing in the Americas and positive currency movements partially offset the revenue decrease in Q1 2026 compared to Q1 2025.

Sequentially, Lift Truck revenues decreased, primarily due to lower shipments of higher-value core counterbalanced trucks as excess backlog was depleted.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q1 2026	Q1 2025	% Change	Q4 2025	% Change
Gross Profit	$104.3	$158.8	(34)%	$111.8	(7)%
Americas	$93.7	$142.5	(34)%	$94.8	(1)%
EMEA	$8.6	$12.9	(33)%	$14.1	(39)%
JAPIC	$2.0	$3.4	(41)%	$2.9	(31)%
Operating Profit (Loss)	$(27.9)	$20.3	n.m.	$(33.5)	17%
Americas	$(1.7)	$42.5	n.m.	$(7.0)	n.m.
EMEA	$(19.1)	$(14.9)	(28)%	$(19.4)	2%
JAPIC	$(7.1)	$(7.3)	3%	$(7.1)	—%

Adjusted Operating Profit (Loss)(1)	$(26.3)	$20.5	n.m.	$(15.2)	(73)%
Americas(1)	$(0.1)	$43.2	(100)%	$4.2	n.m.
EMEA(1)	$(19.1)	$(16.2)	(18)%	$(13.3)	(44)%
JAPIC(1)	$(7.1)	$(6.5)	(9)%	$(6.1)	(16)%
(1) Reconciliations of reported to adjusted figures are included below.

•Q1 2026 Lift Truck’s year-over-year operating loss reflects a shift in product mix towards lighter-duty, lower priced trucks and approximately $30 million in gross tariff costs.
•The year-over-year decline was partially offset by pricing actions in the Americas and the favorable impact of higher capitalized material costs.
•Q1 2026 operating costs decreased year-over-year, mainly due to lower employee-related expenses primarily from restructuring actions initiated in 2025, including Nuvera's strategic realignment.
•Americas operating profit (loss) declined year-over-year primarily due to a shift in product mix towards lighter-duty, lower priced trucks and the unfavorable impact of tariff costs. This was partially offset by the favorable impact of higher capitalized material costs and reduced employee-related costs from lower headcount and incentive compensation estimates.
•EMEA’s operating loss increased year-over-year primarily due to product mix and lower parts volumes.

Sequentially, Lift Truck adjusted operating profit (loss) declined primarily due to lower shipments, partially offset by the favorable impact of higher capitalized material costs.

Bolzoni Group Results

($ in millions)	Q1 2026	Q1 2025	% Change	Q4 2025	% Change
Revenues	$82.9	$80.3	3%	$75.2	10%
Gross Profit	$20.5	$18.5	11%	$18.1	13%
Operating Profit (Loss)	$(0.1)	$0.6	(117)%	$(4.8)	98%

Adjusted Operating Profit (Loss)(1)	$(0.1)	$0.6	(117)%	$(1.6)	94%
(1) Reconciliations of reported to adjusted figures are included below.

Bolzoni Group delivered higher revenues in the first quarter of 2026 compared to the same period in 2025. This growth was primarily driven by favorable foreign currency movements, which more than compensated for a shift in sales toward lower-priced products and a decrease in unit volume in the Americas. However, operating profit (loss) declined year-over-year, mainly due to elevated employee expenses following the Valmar acquisition completed in 2025.

On a sequential basis, Bolzoni Group’s sales improved, supported by higher volumes in the Americas. This included increased component demand from the Lift Truck business. As a result, the operating loss narrowed quarter-over-quarter, reflecting the positive impact of increased volumes and better absorption of manufacturing overhead.

Income Tax Expense
In Q1 2026, the Company reported an income tax benefit of $1.8 million, compared with $8.1 million of income tax expense in Q1 2025. The low effective tax rate for Q1 2026 primarily reflects the geographic mix of operating results and limitations on recognizing tax benefits from domestic losses due to the Company’s U.S. valuation allowance position. Accordingly, the Company’s effective tax rate for the first quarter is not indicative of its currently expected full‑year effective tax rate.

The higher tax expense in Q1 2025 resulted from required capitalization of research and development costs for U.S. tax purposes and ongoing limitations on recognizing deferred tax assets due to the U.S. valuation allowance.

Liquidity and Capital Allocation

($ in millions)	March 31, 2026	March 31, 2025	December 31, 2025
Debt	$505.3	$484.0	$494.3
Cash	81.8	77.2	123.2
Net Debt	$423.5	$406.8	$371.1

LTM Net Income (Loss)(3)	$(99.2)	$99.4	$(60.1)
LTM Adjusted EBITDA(3)	$22.2	$258.8	$69.8

Debt/Net Income (Loss)	(5.1)	4.9	(8.2)
Net Debt /Adjusted EBITDA	19.1	1.6	5.3
(3) Net Income (Loss) and Adjusted EBITDA are presented for the last twelve month period (LTM). Reconciliation of adjusted EBITDA is included below.

During Q1 2026, the Company used $33 million in cash for operating activities, consistent with its typical seasonal cash cycle, which results in higher first‑quarter outflows. This cash outflow was primarily due to net losses and unfavorable changes in working capital, including payments for annual incentive compensation. Compared to the same period last year, Q1 2026 showed a modest improvement of $4 million in operating cash flow used for operations.

The Company focused on strong inventory discipline while ramping up activity in preparation for an anticipated recovery later in the year.

•Year-over-year, excluding foreign currency and tariffs, inventory decreased by $126 million.
•The Company continued to see improvements in inventory efficiency, particularly in finished goods management, achieving a $52 million improvement from the prior year. Days inventory outstanding improved compared both sequentially and to the prior year.
•Ongoing inventory optimization initiatives designed to move toward target inventory levels, such as aligning production schedules more closely with demand and streamlining logistics to shorten holding periods, remains central to our strategy. These efforts are intended to enhance cash generation as we prepare for improved market conditions in the second half of the year.

Outlook
The Company expects 2026 to represent a year of sequential improvement, with the first half having lower shipment volumes, additional Section 232 tariffs, and broader macroeconomic pressures, followed by improvement in the second half driven by stronger bookings, adequate backlogs, and ongoing cost actions.

The Company’s 2026 outlook has been updated to reflect the introduction of additional Section 232 tariffs and the ongoing Iran conflict, which has contributed to higher material prices, supply chain disruptions, and increased uncertainty, affecting margins, product availability, and demand. As a result, expectations originally communicated for 2026 have been reduced. Key tariff‑related assumptions underlying the outlook include:

•U.S. tariff policies in effect as of April 2026 serve as the baseline;
•continued application of Section 232 tariffs on steel, aluminum, copper, and certain derivative products, now including recent changes that expand tariff coverage and apply duties to the full customs value of covered products;
•continued application of Section 301 tariffs on Chinese‑origin goods, including lift truck components, with current product‑specific exclusions scheduled to expire in November 2026;
•the temporary global import surcharge imposed under Section 122 of the Trade Act of 1974, which replaced tariffs previously imposed under the International Emergency Economic Powers Act (“IEEPA”), is assumed to remain in effect through its statutory expiration in July 2026;
•no assumed benefit from potential tariff‑related recoveries due to uncertainty around timing and amount;
•no additional new tariffs or material escalation of existing tariff rates beyond current statutory authorities;
•demand forecasts based on bookings trends, backlog levels, and available market data; and
•the successful execution of the Company’s tariff mitigation and cost management initiatives.

Tariffs are expected to remain a material headwind throughout 2026. While mitigation actions, including pricing initiatives, sourcing adjustments, and product‑cost reductions, are expected to partially offset higher tariff‑related costs, the Company does not expect to fully recover these impacts. Tariff expenses are expected to increase in Q2 2026 before mitigation benefits, which are expected to become more meaningful in the second half of the year.

Operational Initiatives and Cost‑Reduction Programs
During the first quarter, the Company maintained a strong focus on operational efficiency, continuing to align its production footprint and organizational structure with market demand. Efforts to improve competitiveness and profitability remain central, supported by Nuvera's strategic realignment, restructuring initiatives, and long-term manufacturing optimization projects.

Nuvera’s strategic realignment, completed in 2025, delivered $15 million in cost savings for 2025 and enabled the redeployment of resources toward higher-growth areas.

In Q4 2025, the Company launched a restructuring program targeting annualized cost reductions of $40–$45 million beginning in 2026. By the end of Q1 2026, the Company began to see cost savings from this initiative, as reflected in the quarterly results. These actions are expected to help address ongoing market pressures and position the Company for future growth as a leaner, more agile organization.

Manufacturing footprint optimization projects, initiated in late 2024, are progressing as expected. The Company expects additional costs of $10–$12 million in 2026 and $3–$6 million in 2027. While initial benefits in 2026 are projected to be minimal due to lower production volumes during the transition, the Company anticipates significant improvements beginning in 2027, with annualized income and cash benefits of $30–$40 million expected in 2028 once these programs are fully implemented.

Overall, the Company’s comprehensive cost-reduction strategy balances immediate actions with longer-term initiatives, driving operational efficiency and organizational agility while maintaining investments in key strategic programs. As a result, the Company is positioned to achieve substantial savings, support sustainable growth, and enhance financial resilience.

Projected cost savings are stated prior to expected increases in operating expenses, which are anticipated to be in line with inflation.
•Restructuring program: Targeting $40–$45 million in annualized cost reductions expected in 2026. The Company has begun to see these cost reductions in its Q1 2026 results.
•Manufacturing footprint optimization: Expected savings of $20–$30 million in 2027, fully implemented by 2028 with expected annualized benefits of $30–$40 million.

Lift Truck Business
Since Q1 2025, the global lift truck industry has expanded across all major geographic regions, with the most notable growth occurring in the JAPIC market. Despite this industry-wide expansion, the Company’s performance has been lower than the overall market, in both dealer and retail sales. However, the Company has seen encouraging momentum in North America, particularly with increased bookings of Class 5 trucks.

Lift Truck bookings and backlog were as follows:

(In millions)	Q1 2026	Q1 2025	% Change	Q4 2025	% Change
Unit Bookings $ Value	$580	$590	(2)%	$540	7%
Unit Backlog $ Value	$1,410	$1,910	(26)%	$1,280	10%

The Company expects bookings to strengthen significantly in the second half of 2026 compared to the first half of 2026; with a significant impact coming from the full availability and market understanding of the Company's new value and standard product offerings.

The introduction of additional Section 232 tariffs and the ongoing Iran conflict have prompted the Company to revise its projections. Tariffs and the Iran conflict have contributed to increased material prices, supply chain disruptions, and heightened uncertainty, all of which have affected margin, product availability, and overall demand. As a result, second half financial results appear lower than the Company expected in Q4 2025.

Booking trends at the start of 2026 have been encouraging. Q1 2026 bookings surpassed Q4 2025, with Americas showing steady improvement and EMEA delivering strong gains, supported by increased quoting and higher conversion rates from quotes to orders. Looking ahead, the Company expects demand for bookings to gradually increase as customer confidence returns and replacement-driven activity increases due to aging fleets and greater maintenance needs.

Backlog began to build in Q1 2026, due to an improvement in bookings after the Q3 2025 cycle low. Although shipments and bookings in Q1 2026 did not reach initial targets and backlog remains at or below the typical three- to four-month range, this recovery is helping position the Company for increased production rates starting in Q3 2026.

While bookings and backlog have not yet returned to anticipated levels, the positive momentum in Q1 2026 strengthens the Company's confidence in the ongoing recovery. The Company will continue to monitor market dynamics and adjust its outlook as customer sentiment and broader economic conditions require.

Order activity typically has an impact on revenue with a lag due to the timing between bookings, production, and shipments. In the first quarter, bookings exceeded orders, allowing backlog to grow. Management anticipates Q2 2026 shipments will be the low point of the current cycle, with improved bookings leading to a gradual rebuild of backlog to target levels. Q3 2026 is expected to bring the first significant improvement in shipments compared to 2025, and higher volumes are anticipated in the second half of the year. The Company believes this should support a more normalized operating cadence and greater manufacturing efficiency.

Margins are expected to improve compared to Q1 2026 as market conditions stabilize and the product mix begins to shift and prices begin to recover unanticipated tariff costs to some degree. However, margins are not anticipated to return to the elevated levels experienced during the post-COVID pandemic high backlog period in 2023 and 2024. The ongoing demand for lighter-duty, lower-priced models, often aggressively priced by foreign competitors, especially in South America and Europe, continues to have an impact on overall product mix and margin performance. The Company has expanded its offerings to better serve these segments, and we are beginning to see market acceptance, with early introductions of newer models proving successful. This initial traction positions the Company well for continued gains as broader market adoption increases. Over time, the Company’s modular and scalable product portfolio is expected to continue to strengthen competitiveness and support margin recovery as volumes normalize, though not to the peak levels seen in the post-COVID period.

Tariff costs on steel, Chinese‑origin components, and other imports are expected to increase compared to Q1 2026 levels with the additional Section 232 tariffs. We are actively evaluating additional mitigation actions, however tariffs are expected to continue to affect both the Company’s cost structure and customer purchasing behavior. The Company expects a significant increase in tariff expenses in Q2 2026 for which mitigation actions, including pricing, sourcing initiatives, and product‑cost reductions implemented by the Company, will not yet be in place. However, the second half of the year is expected to improve significantly, although the Company does not expect to fully offset all tariff‑related costs.

Ongoing operational and cost‑reduction initiatives are expected to generate year‑over‑year improvements in fixed manufacturing and operating expenses. Combined with gradually improving shipment volumes, these actions are expected to support improved manufacturing effectiveness and a meaningful improvement in second half operating profit in 2026, despite a lower‑margin product mix. The Company remains focused on disciplined execution, proactive cost management, and aligning its product portfolio with evolving market demand to strengthen its competitive position.

Bolzoni Group
Bolzoni Group is projected to achieve modest improvements in profitability in 2026. Although revenues may decline slightly due to the planned phase-out of certain legacy components previously supplied to the Lift Truck business, the Company’s ongoing shift toward higher-margin attachment products and improved plant utilization are expected to drive margin expansion. Management remains focused on optimizing the product mix and reinforcing operational discipline throughout its global facilities.

In Q2 2026, Bolzoni Group anticipates a slight uptick in revenue and a more pronounced increase in operating profit compared to Q1 2026. This improvement is primarily attributed to the strong performance of higher-margin attachment products, as certain product introductions and advanced technology attachments gain traction in the market. As Bolzoni Group advances its transition to a more profitable product mix, management expects Q2 2026 to mark a meaningful step forward in both revenue quality and overall profitability.

Consolidated
On a consolidated basis, the Company expects to deliver a modest full-year operating profit for 2026. While the first half of the year is anticipated to be a significant loss position, driven by lower shipment volumes resulting from reduced bookings and backlog in 2025, as well as the impact of additional Section 232 tariffs, the Iran conflict, other macroeconomic pressures, and a low quarter tax rate the Company believes that Q2 2026 will represent its financial low point. As the Company moves into the second half of 2026, strengthened booking activity, a recovering backlog and pricing adjustments are expected to fuel revenue growth. In addition, higher-margin growth initiatives, ongoing cost-reduction efforts, and operational efficiency improvements are expected to drive a meaningful rebound in operating profit. Management expects positive developments in the second‑half of the year to more than offset first half losses, resulting in a modest full-year operating profit and a higher full-year tax rate with improved full‑year financial performance compared to 2025.

The Company remains focused on liquidity management by optimizing working capital and maintaining strict control over capital and operating expenses. In the first half of 2026, cash flow is expected to reflect increased usage due to higher tariffs and expenses tied to ramping up production; however, these impacts are expected to partially offset by improved cash generation from inventory optimization in 2026. Working capital efficiency is expected to improve due to closer alignment of production and inventory with current market conditions as the Company moves to higher production. The Company anticipates meaningful operating cash flow in the second half of 2026, largely driven by a return to profitability and continued cost optimization. Net income is expected to support positive cash flow in the latter half of the year. Overall, cash flow from operations for full-year 2026 is projected to be moderately below 2025 levels.

While investment in modular development and critical capital equipment, including information technology, remains central to the Company’s ongoing transformation, the Company is prepared to adjust or defer certain projects if necessary. This disciplined approach is expected to help the Company maintain liquidity to support a strong recovery in the second half of the year. Capital expenditures for 2026 are projected to range from $55–$70 million, with spending carefully monitored and adjusted in line with production levels and market conditions. As the Company generates cash in the future, the Company expects to apply our capital allocation framework by reducing leverage, pursuing strategic investments that support profitable growth, and delivering strong long-term returns to shareholders.

Long-Term Objectives
Hyster-Yale's vision is to transform the way the world moves materials from Port to Home. It strives to do this through its two customer promises: first, to provide optimal customer solutions, and second, to provide exceptional customer care. The Company is focused on executing established strategic initiatives and key projects to transform the Company’s core lift truck business while building new business opportunities in the warehouse lift truck, vehicle automation, energy management and attachment business activities. These complementary growth and profit improvement projects should help the Company fulfill these two promises while achieving long-term revenue and operating profit growth. The Company believes key projects will contribute to an increased and sustainable lift truck and attachment competitive advantage over time.

Further information regarding the Company's strategic initiatives can be found in the Company's Q1 2026 Investor Deck. This presentation, currently available on the Hyster-Yale website, elaborates on the strategies that are critical for Hyster-Yale's long-term prospects. The Company encourages investors to review this material as a supplement to understand Hyster-Yale's future direction.

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Conference Call
The management of Hyster-Yale, Inc. will conduct a conference call with investors and analysts on Wednesday, May 6, 2026, at 11:00 a.m. Eastern Time to discuss the financial results. The conference call will be broadcast and can be accessed through Hyster-Yale's website at https://ir.hyster-yale.com/events-and-presentations. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. An archive of the webcast will be available on the Company's website two hours after the live call ends.

Reconciliations and Other Measures
The Company uses certain financial measures not in accordance with U.S. generally accepted accounting principles ("GAAP") to analyze and manage the performance of the Company. These include, Adjusted Operating Profit (Loss), Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) per Share, Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA.

Adjusted Operating Profit (Loss), Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share exclude restructuring and impairment charges, referred to in the release as "manufacturing footprint optimization", Nuvera's strategic realignment and the 2025 restructuring program, from the comparable GAAP measurement. Management believes that these adjusted measures provide investors with a useful perspective on underlying business results and trends and help with assessing period-over-period results. Reconciliations of adjusted results to the most directly comparable GAAP measures are included in the financial highlights.

Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA are provided as supplemental measures. Adjusted EBITDA is defined as income (loss) before income taxes and noncontrolling interests plus restructuring and impairment charges, referred to in the release as manufacturing footprint optimization charges and Nuvera's strategic realignment, net interest expense and depreciation and amortization expense. Net Debt is defined as debt less cash. These measures are not GAAP measurements and should not be considered as substitutes for operating profit (loss), net income (loss) or debt. Management believes that these measures help investors understand the Company's results of operations.

For purposes of this release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the effects of tariffs on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) impacts resulting from increased trade barriers and restrictions on international trade, including as a result of previously announced, and potentially new, changes to U.S. trade policy and tariffs as well as retaliatory or other tariffs imposed by other countries where the Company does business, (3) the Company's ability to recover previously paid IEEPA tariffs, (4) delays in manufacturing and delivery schedules, (5) reduction in demand for lift trucks, attachments and related parts and service on a global basis, including any cyclical reduction in demand in the lift truck industry, (6) customer acceptance of pricing, (7) customer acceptance of, changes in the costs of, or delays in the development of new products, (8) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (9) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact Hyster-Yale's imports from China, as well as armed conflicts, including the Iran conflict, the Russia/Ukraine conflict, the Israel and Gaza conflict and/or the conflict in the Red Sea, and their regional effects, (10) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and restructuring programs, (12) the successful commercialization of products and technology related to the energy solutions program, (13) political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (14) bankruptcy of or loss of major dealers, retail customers or suppliers, (15) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (16) product liability or other litigation, warranty claims or returns of products, (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (18) the ability to attract, retain, and replace workforce and administrative employees, (19) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (20) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale, Inc.
Hyster-Yale, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of lift trucks and solutions, including attachments aimed at meeting the specific materials handling needs of its customers. Hyster-Yale's vision is to transform the way the world moves materials from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle.

The Company's wholly owned operating subsidiary, Hyster-Yale Materials Handling, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, parts and technology and energy solutions marketed globally primarily under the Hyster®, Yale®, Nuvera® and Maximal® brand names. Hyster-Yale Materials Handling’s subsidiary, Bolzoni S.p.A., is a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names. Hyster-Yale Materials Handling also has an unconsolidated joint venture in Japan with Sumitomo NACCO Forklift Co. Ltd. Hyster-Yale Materials Handling, Inc., is a wholly owned subsidiary of Hyster-Yale, Inc. (NYSE: HY). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.
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HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED
	MARCH 31
	2026	2025
	(In millions, except per share data)
Revenues	$795.2	$910.4
Cost of sales	670.4	732.7
Gross Profit	124.8	177.7
Selling, general and administrative expenses	151.2	156.2
Restructuring and impairment charges[1]	1.6	0.2
Operating Profit	(28.0)	21.3
Other (income) expense
Interest expense	7.2	7.7
Income from unconsolidated affiliates	(3.3)	(2.9)
Other, net	0.2	(0.3)
Income before Income Taxes	(32.1)	16.8
Income tax expense (benefit)	(1.8)	8.1
Net income attributable to redeemable noncontrolling interests	—	0.1
Accrued dividend to redeemable noncontrolling interests	(0.2)	(0.2)
Net Income Attributable to Stockholders	$(30.5)	$8.6

Basic Earnings per Share	$(1.71)	$0.49
Diluted Earnings per Share	$(1.71)	$0.48
Basic Weighted Average Shares Outstanding	17.821	17.556
Diluted Weighted Average Shares Outstanding	17.821	17.766

 [1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization," "Nuvera's strategic realignment," and the "2025 restructuring program."

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED
	MARCH 31
	2026	2025
	(In millions)
Revenues
Americas	$578.4	$698.9
EMEA	126.0	118.2
JAPIC	35.3	47.3
Lift Truck Business	$739.7	$864.4
Bolzoni	82.9	80.3
Eliminations	(27.4)	(34.3)
Total	$795.2	$910.4

Gross profit (loss)
Americas	$93.7	$142.5
EMEA	8.6	12.9
JAPIC	2.0	3.4
Lift Truck Business	$104.3	$158.8
Bolzoni	20.5	18.5
Eliminations	—	0.4
Total	$124.8	$177.7

Operating profit (loss)
Americas	$(1.7)	$42.5
EMEA	(19.1)	(14.9)
JAPIC	(7.1)	(7.3)
Lift Truck Business	$(27.9)	$20.3
Bolzoni	(0.1)	0.6
Eliminations	—	0.4
Total	$(28.0)	$21.3

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
				Three Months Ended
				March 31
				2026	2025
				(In millions)
Net cash used for operating activities				$(32.9)	$(36.4)
Net cash used for investing activities				(9.3)	(10.3)
Cash Flow Before Financing Activities				$(42.2)	$(46.7)

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
	(In millions)
Debt	$505.3	$494.3	$467.8	$473.2	$484.0
Cash	81.8	123.2	71.1	66.9	77.2
Net Debt	$423.5	$371.1	$396.7	$406.3	$406.8

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
	(In millions)
Accounts Receivable	$471.2	$489.6	$520.6	$512.1	$506.1
Inventory	643.8	634.3	740.3	776.6	772.7
Accounts Payable	408.9	401.2	476.0	474.4	474.1
Working Capital	$706.1	$722.7	$784.9	$814.3	$804.7

HYSTER-YALE, INC.
ADJUSTED EBITDA RECONCILIATION
	Last Twelve Months Ended
	3/31/2026	3/31/25	12/31/2025
	(In millions)
Net Income (Loss) Attributable to Stockholders	$(99.2)	$99.4	$(60.1)
Noncontrolling interest income and dividends	2.2	1.7	2.1
Income tax expense	5.2	57.8	15.1
Interest expense	30.7	32.6	31.2
Interest income	(2.6)	(2.4)	(2.7)
Depreciation and amortization expense	46.1	46.9	45.8
Restructuring and impairment charges[1]	39.8	22.8	38.4
Adjusted EBITDA	$22.2	$258.8	$69.8

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization," "Nuvera's strategic realignment" and the "2025 restructuring program."

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED RESULTS

	Three months ended
	March 31,		December 31,
	2026	2025	2025
	(In millions, except per share data)
Operating Profit (Loss)	$(28.0)	$21.3	$(37.2)
Adjustments:
Restructuring and impairment charges[1]	1.6	0.2	21.5
Adjusted Operating Profit	$(26.4)	$21.5	$(15.7)

Net Income (Loss) Attributable to Stockholders	$(30.5)	$8.6	$(52.5)
Adjustments:
Restructuring and impairment charges[1]	1.6	0.2	21.5
Income tax expense (credit)[2]	(0.4)	(0.1)	(5.6)
Adjusted Net Income (Loss) Attributable to Stockholders	$(29.3)	$8.7	$(36.6)

Diluted earnings (loss) per share	$(1.71)	$0.48	$(2.96)
Adjustments:
Restructuring and impairment charges[1]	0.09	0.01	1.21
Income tax expense (credit)[2]	(0.02)	—	(0.31)
Adjusted diluted earnings (loss) per share	$(1.64)	$0.49	$(2.06)

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization," "Nuvera's strategic realignment," and the "2025 restructuring program."

[2] - Tax adjustment at an effective rate of 26%.

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED OPERATING PROFIT (LOSS)

	Q1 2026	Q1 2025	Q4 2025
	(In millions)
Americas
Operating profit (loss)	$(1.7)	$42.5	$(7.0)
Adjustments:
Restructuring and impairment charges[1]	1.6	0.7	11.2
Adjusted operating profit	$(0.1)	$43.2	$4.2
EMEA
Operating profit (loss)	$(19.1)	$(14.9)	$(19.4)
Adjustments:
Restructuring and impairment charges (reversals)[1]	—	(1.3)	6.1
Adjusted operating profit (loss)	$(19.1)	$(16.2)	$(13.3)
JAPIC
Operating profit (loss)	$(7.1)	$(7.3)	$(7.1)
Adjustments:
Restructuring and impairment charges[1]	—	0.8	1.0
Adjusted operating profit (loss)	$(7.1)	$(6.5)	$(6.1)
Lift Truck
Operating profit (loss)	$(27.9)	$20.3	$(33.5)
Adjustments:
Restructuring and impairment charges[1]	1.6	0.2	18.3
Adjusted operating profit (loss)	$(26.3)	$20.5	$(15.2)
Bolzoni
Operating profit (loss)	$(0.1)	$0.6	$(4.8)
Adjustments:
Restructuring and impairment charges[1]	—	—	3.2
Adjusted operating profit (loss)	$(0.1)	$0.6	$(1.6)
Total
Operating profit (loss)	$(28.0)	$21.3	$(37.2)
Adjustments:
Restructuring and impairment charges[1]	1.6	0.2	21.5
Adjusted operating profit (loss)	$(26.4)	$21.5	$(15.7)

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization," "Nuvera's strategic realignment," and the "2025 restructuring program."